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                                                                    EXHIBIT 12.1

                    EOP OPERATING LIMITED PARTNERSHIP AND
                           EQUITY OFFICE PREDECESSORS
                   STATEMENTS REGARDING COMPUTATION OF RATIOS
                               (DOLLARS IN 000'S)



                                                                        Equity Office                        Equity Office
                                                                        Predecessors                         Predecessors
                                                      EOP Operating       Combined        EOP Operating       Combined
                                                   Limited Partnership   Historical    Limited Partnership     Historical
                                                      for the three     for the Three     for the period     for the period
                                                      months ended      months ended    from July 11, 1997  from Jan. 1,1997
                                                     March 31, 1998     March 31, 1997   to Dec. 31, 1997   to July 10, 1997
                                                   -------------------  -------------- -------------------  ----------------
Net income before preferred dividends,             $      87,427        $    36,235    $    94,962          $    49,173
gains from sales of property, provision
for value impairment and extraordinary items


Plus Fixed Charges:
Interest expense                                          69,884             36,355         76,675               80,481
Interest expense from unconsolidated subsidiaries          1,907                 --             --                   --
Loan amortization cost                                     1,871                709          4,179                2,771
Taxes                                                        557                278             --                   --
                                                   -------------        -----------    -----------          -----------

Earnings                                           $     161,646        $    73,577    $   175,816          $   132,425
                                                   =============        ===========    ===========          ===========
Fixed Charges:

Interest expense                                   $      69,884        $    36,355    $    76,675          $    80,481
Interest expense from unconsolidated subs                  1,907                 --             --                   --
Capitalized interest                                       3,452              1,622          1,890                3,669
Loan amortization cost                                     1,871                709          4,179                2,771
Preferred dividends                                        6,271                 --            649                   --
                                                   -------------        -----------    -----------          -----------
Total Fixed Charges                                $      83,385        $    38,686    $    83,393          $    86,921
                                                   =============        ===========    ===========          ===========
Ratio of Fixed Charges to Earnings                          1.94               1.90           2.11                 1.52
                                                   =============        ===========    ===========          ===========




                                                                      Equity Office Predecessors
                                                                          Combined Historical
                                                                        Years Ended December 31,
                                                          1996        1995         1994       1993        1992
                                                         --------------------------------------------------------
Net income before preferred dividends,                  $  68,087     $ 23,436   $ 14,857    $  8,471    $ 6,330
gains from sales of property, provision for
value impairment and extraordinary items


Plus Fixed Charges:
Interest expense                                          119,595      100,566     59,316      36,755     25,775
Interest expense from unconsolidated subsidiaries              --           --         --          --         --
Loan amortization cost                                      4,275        2,025      1,568         636        500
Taxes                                                          --           --         --          --         --
                                                        ---------     --------   --------    --------    -------
Earnings                                                $ 191,957     $126,027   $ 75,741    $ 45,862    $32,605
                                                        =========     ========   ========    ========    =======
Fixed Charges:

Interest expense                                        $ 119,595     $100,566   $ 59,316    $ 36,755    $25,775
Interest expense from unconsolidated subs                      --           --         --          --         --
Capitalized interest                                        4,640        1,682         --          --         --
Loan amortization cost                                      4,275        2,025      1,568         636        500
Preferred dividends                                            --           --         --          --         --
                                                        ---------     --------   --------    --------    -------
Total Fixed Charges                                     $ 128,510     $104,273   $ 60,884    $ 37,391    $26,275
                                                        =========     ========   ========    ========    =======
Ratio of Fixed Charges to Earnings                           1.49         1.21       1.24        1.23       1.24
                                                        =========     ========   ========    ========    =======